EXHIBIT 99.1
Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 914-789-2800 www.progenics.com

Progenics Pharmaceuticals CEO, Mark R. Baker, to Present at 16th Annual
 BIO CEO & Investor Conference

TARRYTOWN, NY, February 6, 2014 – Progenics Pharmaceuticals, Inc. (PGNX), an oncology company focused on the development of innovative approaches to targeting and treating cancer, announced today that Mark R. Baker, CEO of Progenics, will present at the 16th Annual BIO CEO & Investor Conference which will be held  February 10th and 11th at the Waldorf Astoria Hotel in New York City.  The presentation will take place on Monday, February 10th at 3:00 PM EST.
The live webcast will be available in the Media Center of the Progenics website, www.progenics.com. To ensure a timely connection, users should register at least 15 minutes prior to the scheduled start. An archive of the event will be available for 90 days.
About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both completing phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate in a registrational phase 2 study under an SPA with the FDA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. has licensed subcutaneous Relistor in Japan. For additional information, please visit www.progenics.com.

This release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.
Information on or accessed through our website is not included in the company's SEC filings.

Contacts for Progenics Pharmaceuticals:
Kathleen Fredriksen
Director, Corporate Development
(914) 789-2871
kfredriksen@progenics.com

(PGNX-C)